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FOR IMMEDIATE RELEASE

Contact:  Paul JJ Payack: 612.424.1555
          Internet: pjjpayack@network.com

                  NETWORK SYSTEMS CORPORATION (NSC) ANNOUNCES
                     SETTLEMENT OF SHAREHOLDER LITIGATION

Minneapolis, March 1 -- Network Systems Corporation (NASDAQ: NSCO), today announced that it has agreed to a settlement of lawsuits related to the proposed merger between Network Systems and StorageTek. As previously disclosed, two complaints have been filed against Network Systems and members of its Board of Directors in the State Chancery Court in Delaware. In one of the complaints, StorageTek was also named as a defendant. Under the terms of this settlement, which is subject to court approval, the plaintiffs have agreed that they will withdraw their motion to enjoin the merger and that the complaints, including claims for damages, will be dismissed.

Network Systems also announced that on February 23, 1995 its Board of Directors unanimously reaffirmed its view that the merger between Network Systems and StorageTek is fair to, and in the best interests of, Network Systems and its stockholders.

The Company has sent out additional supplemental proxy materials related to the merger.

Minneapolis-based Network Systems Corporation provides comprehensive solutions for successfully implementing high performance enterprise networks. NSC has 11 international subsidiaries and sales and service in more than 30 countries. An ISO 9001-certified company, NSC posted 1994 revenues of $231 million.